Exhibit 4

RESOLUTION PURSUANT TO THE PROVISIONS CONTAINED IN SECTION 175 OF THE COMPANIES ACT, 2013 READ WITH THE ARTICLES OF ASSOCIATION OF THE COMPANY TO BE PASSED BY WAY OF CIRCULATION BY THE BOARD OF DIRECTORS OF AZURE POWER INDIA PRIVATE LIMITED (THE COMPANY)

WHEREAS,

  OMERS Infrastructure Asia Holdings Pte. Ltd. ("OMERS Asia") is undertaking to acquire the shares of the Azure Power Global Limited ("Parent Company") held by International Finance Corporation and IFC GIF Investment Company I ("Proposed Transaction") aggregating to ~20%.
  OMERS Asia requested the Board of Directors of the Parent Company, in connection with the Proposed Transaction, authorize OMERS Asia:

a. to appoint one observer (the "Board Observer") to the Company's board of directors (the "Board) and all committees of the Board and to appoint a replacement Board Observer should any Board Observer resign or his or her position be vacated for any reason; and

b. to appoint a nominee of OMERS Asia (the "OMERS Asia Nominee") to the Board, , as requested by OMERS Asia.

NOW, we, the undersigned, being the directors of the Company for the time being and entitled to receive notice of board meetings pass the resolution as follows:

RESOLVED THAT the appointment of the Board Observer to the Board and all committees of the Board, and appointment of any subsequent replacement Board Observer should any Board Observer resign or his or her position be vacated for any reason, be approved beginning from the date of closing of Proposed Transaction.

RESOLVED FURTHER THAT the execution and delivery of the non-disclosure agreement between the Company and OMERS Asia is hereby authorised and approved and that it may be executed by any Director or executive officer of the Company.

RESOLVED FURTHER THAT the Board Observer appointment as aforesaid (any subsequent replacement Board Observer) be and is hereby subject to satisfactory completion of background checks as the Company and the Board determine appropriate.

RESOLVED FURTHER THAT an on the earlier of an appointment of the OMERS Asia Nominee to the Board or six months from the date of closing of the Proposed Transaction, the Board Observer shall be removed from the Board with immediate effect.

RESOLVED FURTHER THAT subject to the applicable law and the Articles of Association of the Company, the appointment of the OMERS Asia Nominee to the Board and such committees of the Board as the Board shall determine , be approved and shall be made within a six-month period beginning from the date of closing of the Proposed Transaction.

RESOLVED FURTHER THAT the OMERS Asia Nominee appointment as aforesaid be subject to the customary vetting procedures and background checks performed by the Company and the Board in respect of prospective members of the Board.

RESOLVED FURTHER THAT OMERS Asia Nominee, when so appointed to the Board, be bound by the applicable Company policies, the Article of Association of the Company, and other laws if any applicable.

RESOLVED FURTHER THAT any director, COO, CFO and CS be and is hereby severally authorized to take all necessary steps and actions as may be deemed necessary to give effect to the above resolutions.

(This document may be executed in multiple counterparts which taken together, shall constitute the same document.)

SIGNATURE PAGE TO FOLLOW

//Signature Page 1 of 1//

/s/ Ranjit Gupta
Ranjit Gupta

/s/ Barney Sheppard Rush
Barney Sheppard Rush

/s/ Arno Lockheart Harris
Arno Lockheart Harris

/s/ Cyril Sebastien Dominique Cabanes
Cyril Sebastien Dominique Cabanes

/s/ Deepak Malhotra
Deepak Malhotra

/s/ Supriya Prakash Sen
Supriya Prakash Sen

/s/ Unnikrishnan Mangalath Sukumara Panicker
Unnikrishnan Mangalath Sukumara Panicker

Date: 20/07/2021